Exhibit to Question 77C on Form N-SAR

(a)   A Special Meeting of Investors was held on December 3, 2004.

(b)   Name of Manager elected at meeting:  Alan Brott.
Names of all other Managers now in officer: Thomas Brock, Thomas Yellin.

(c)	The following represents the results of the proposals voted on:

Proposal #1
Election of Directors

THOMAS W. BROCK
Affirmative    89,258,049.380    52.923%    99.810%
Withhold          170,337.490      .101%      .190%
Total          89,428,386.870    53.024%   100.00%

ALAN BROTT
Affirmative    89,428,049.380    52.923%    99.810%
Withhold          170,337.490      .101%      .190%
Total          89,428,386.870    53.024%   100.00%

THOMAS G. YELLIN
Affirmative    89,258,049.380    52.923%    99.810%
Withhold          170,337.490      .101%      .190%
Total          89,428,386.870    53.024%   100.00%


Proposal #2
Approval of a New Management Agreement Between the Fund and LAMCO
(Total Number of Shares Outstanding 168,655,302.000)

                             % of Outstanding      % of Shares
             No. of Shares       Shares              Present

For         88,859,813.770       52.503%            99.018%
Against        180,131.950         .101%              .190%
Abstain        708,241.150         .420%              .792%
Total       89,428,386.870       53.024%           100.000%


Proposal #3
Approval of a New Sub-Advisory Agreement Between LAMCO, Grosvenor and the Fund
(Total Number of Shares Outstanding 168,655,302.000)

                             % of Outstanding      % of Shares
             No. of Shares       Shares              Present

For         88,859,813.770       52.503%            99.018%
Against        180,131.950         .101%              .190%
Abstain        708,241.150         .420%              .792%
Total       89,428,386.870       53.024%           100.000%


(d)    N/A